Exhibit 23.2

Ming Shing Group Holdings Limited

8/F, Cheong Tai Industrial Building

16 Tai Yau Street, San Po Kong

Kowloon, Hong Kong

17 October 2023

Re: Ming Shing Group Holdings Limited (the “Company”)

Dear Sirs,

We have acted as counsel to the Company, a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 3,750,000 ordinary shares, par value of US$0.0005 per share (the “Ordinary Shares”), of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Cayman Islands counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Ogier
Ogier